Exhibit 10.25

Non-Employee Director Compensation Policy

Last Updated: March 2025

Purpose and Objective

Each non-employee member of the Board of Directors (the “Board”) of Neuronetics, Inc. (the “Company”) (each such member, an “Eligible Director”) will receive compensation as described in this policy for his or her service on the Board. An Eligible Director can decline any part of his or her compensation by notifying the Company before payment or equity grant dates. The Board or its Compensation Committee can amend this policy at any time.

Policy

Annual Cash Compensation

Annual cash compensation is paid quarterly in advance within the first 30 days of each quarter. If an Eligible Director joins mid-quarter, his or her retainer is pro-rated and paid within 30 days of starting, with full payments thereafter. All fees vest upon payment. Directors can opt to receive compensation as vested common stock based on the market price at the granted date, adhering to the Company’s Insider Trading and Window Period Policy.

Stock in Lieu of Cash Compensation: Eligible Directors may choose to receive some or all of their quarterly cash compensation in the form of common stock. The Company must be notified of this request by the first business day of each quarter. The Company will then issue shares equal in value to the cash amount requested, reducing the cash compensation payable for such quarter accordingly.

Annual Cash Compensation for Service on Board of Directors
Recipient	Amount
Non-Chair	$55,000
Chair	$115,000

Annual Cash Compensation for Service on Committees
Recipient	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Non-Chair	$10,000	$7,500	$5,000
Chair	$20,000	$15,000	$10,000

Equity Compensation

Equity compensation will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”), pending stockholder approval.

Annual Grant: At each annual stockholder meeting, Eligible Directors other than the Chair will receive a restricted stock unit award valued at $120,000 up to a maximum limit of 30,000 restricted stock units, and the Chair will receive a restricted stock unit award valued at $145,000 up to a maximum limit of 36,250 restricted stock units (the “Annual Grants”). The Annual Grants vest fully on the first anniversary of the grant date or at the next annual meeting, provided the Eligible Director’s Continuous Service (as defined in the Plan). The Annual Grants also vest fully upon a Change in Control (as defined in the Plan). Eligible Directors appointed mid-year receive a pro-rated Annual Grant, subject to the aforementioned restrictions.